UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Analog Devices, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐ Fee computed on table below per Exchange Act Rules l4a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 28, 2005

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, March 8, 2005, at Babson College, Babson Park, Massachusetts in the Sorenson Center for the Arts. Please note that this is a new location for this year’s annual meeting.

      Please carefully review the attached proxy materials and take the time to cast your vote.

      Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 8, 2005

To our Shareholders:

      The 2005 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Massachusetts 02457, on Tuesday, March 8, 2005 at 10:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect three members to our Board of Directors to serve as Class III directors, each for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2005.

3.	To act on the shareholder proposal, if properly presented.

      The shareholders will also act on any other business that may properly come before the meeting.

      Shareholders of record at the close of business on January 14, 2005 are entitled to vote at the meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card. Your prompt response is necessary to assure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

      All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

MARK G. BORDEN
Clerk

Norwood, Massachusetts

January 28, 2005

i

ii

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 8, 2005

       This proxy statement contains information about the 2005 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Tuesday, March 8, 2005, beginning at 10:00 a.m. local time, at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Massachusetts 02457.

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, which is also referred to as ADI or the Company in this proxy statement, for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the notice of the meeting other than the shareholder proposal and against the shareholder proposal. A shareholder may revoke any proxy at any time before it is exercised by giving our clerk written notice to that effect.

      Our Annual Report to Shareholders for the fiscal year ended October 30, 2004 is being mailed to shareholders with the mailing of these proxy materials on or about January 28, 2005.

      A copy of our Annual Report on Form 10-K for the fiscal year ended October 30, 2004 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Analog Devices, Inc., Attention of Maria Tagliaferro, Director, Corporate Communications, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

      At the annual meeting, shareholders will consider and vote on the following matters:

      1.     The election of three members to our Board of Directors to serve as Class III directors, each for a term of three years.

      2.     The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2005.

      3.     To act on the shareholder proposal, if properly presented.

      The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

      To be able to vote, you must have been a shareholder of record at the close of business on January 14, 2005. This date is the record date for the annual meeting.

      Shareholders of record at the close of business on January 14, 2005 are entitled to vote at the annual meeting. The number of outstanding shares entitled to vote at the meeting is 374,021,785 shares of our common stock.

How many votes do I have?

      Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

      Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

      You may vote in one of four ways. You may vote by submitting your proxy by mail, over the Internet, or by telephone, or you may vote in person at the meeting.

      You may vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

      You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

      You may vote by telephone. You may vote your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

      You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

      Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our clerk a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

      Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”

      If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on March 8, 2005. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

      If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the administrator of TIP, with respect to shares of ADI common stock attributable to your TIP account, or TIP shares, as of the record date. The combined proxy/ instruction card should be signed and returned in the enclosed envelope to EquiServe Trust Company, N.A., our transfer agent and registrar, or you may submit your proxy/ instruction over the Internet or by telephone by following the instructions on the enclosed card. EquiServe Trust Company, N.A. will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner directed by you. If EquiServe Trust Company, N.A. does not receive voting instructions from you by 5:00 p.m. eastern time on March 3, 2005, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

      If you participate in the Analog Ireland Success Sharing Share Plan, you may vote an amount of shares of common stock equivalent to the interest in our common stock which Mercer Trustees Limited (Mercer) hold on your behalf as of the record date. Mercer will send a voting card to you that you may use to direct Mercer how to vote your shares. The voting card should be signed and returned in the enclosed envelope to Mercer. Mercer will vote the shares in the manner directed on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Friday, 25 February, 2005, Mercer will not vote your shares.

What constitutes a quorum?

      In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 187,010,893 shares.

      Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

      If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

      Election of directors. The three nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

      Other matters. The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve other matters to be voted on at the meeting and which are described in the accompanying notice.

How will votes be counted?

      Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter. As a result, abstentions and broker non-votes will have no effect on the outcome of voting at the meeting on the proposals described in the accompanying notice.

Who will count the votes?

      The votes will be counted, tabulated and certified by our transfer agent and registrar, EquiServe Trust Company, N.A. A representative of EquiServe Trust Company, N.A. will serve as the inspector of elections at the meeting.

Will my vote be kept confidential?

      Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

      The Board of Directors recommends that you vote:

      FOR the election of the three nominees to serve as Class III directors on the Board of Directors, each for a term of three years;

      FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2005 fiscal year; and

      AGAINST approval of the shareholder proposal.

Will any other business be conducted at the meeting or will other matters be voted on?

      The Board of Directors does not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail, through the Internet or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

      We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2005, which we expect to file with the Securities and Exchange Commission in May 2005.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2006 annual meeting?

      If you are interested in submitting a proposal for inclusion in the proxy statement for the 2006 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for the 2006 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts as set forth below no later than September 30, 2005.

      ADI’s amended and restated bylaws require that ADI be given advance written notice of shareholder nominations for election to ADI’s Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in ADI’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Clerk must receive such notice at the address noted below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, ADI must receive such notice at the address noted below not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the seventh day following the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2006 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2005 annual meeting, appropriate notice would need to be provided to ADI at the address noted below no earlier than November 8, 2005, and no later than December 8, 2005. If a shareholder fails to provide timely notice of a proposal to be presented at the 2006 annual meeting, the proxies designated by ADI’s Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting.

      ADI’s amended and restated bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Clerk of Analog Devices for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our amended and restated bylaws is on file with the SEC.

      Any proposals, nominations or notices should be sent to:

Clerk, Analog Devices, Inc
c/o: Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

What are the costs of soliciting these proxies?

      We will bear the costs of solicitation of proxies. We have engaged The Altman Group, Inc. to assist us with the solicitation of proxies. We expect to pay The Altman Group, Inc. less than $15,000 for their services. In addition to solicitations by mail, The Altman Group, Inc. and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

      Our annual report is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended October 30, 2004, we will send you one without charge. Please contact:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Email: investor.relations@analog.com

Whom should I contact if I have any questions?

      If you have any questions about the annual meeting or your ownership of our common stock, please contact Maria Tagliaferro, our director of corporate communications, at the address, telephone number or email address listed above.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

Security Ownership of Certain Beneficial Owners and Management

      The following table contains information regarding the beneficial ownership of our common stock as of November 26, 2004 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

						Percent of
	Number of		Shares			Common
	Shares		Acquirable		Total	Stock
Name and Address of	Beneficially		Within		Beneficial	Beneficially
Beneficial Owner(1)	Owned(2)		60 Days(3)		Ownership	Owned(4)
		+		=
5% Shareholders:
Capital Research and Management Company(5)	27,061,666		0		27,061,666	7.1%
333 South Hope Street, 55th Floor Los Angeles, California 90071
FMR Corp.(6)	49,252,038		0		49,252,038	12.9%
82 Devonshire Street Boston, Massachusetts 02109

Directors and Executive Officers:
James A. Champy	6,666		6,001		12,667	*
John L. Doyle	15,028		155,634		170,662	*
Jerald G. Fishman	33,091		2,075,630		2,108,721	*
Christine King	0		12,667		12,667	*
Robert R. Marshall	15,004		436,619		451,623	*
Robert P. McAdam	96,601		526,619		623,220	*
Brian P. McAloon	6,907		311,454		318,361	*
Joseph E. McDonough	11,089		238,263		249,352	*
F. Grant Saviers	5,000		95,134		100,134	*
Kenton J. Sicchitano	0		12,667		12,667	*
Ray Stata(7)	4,905,756		555,998		5,461,754	1.4%
Lester C. Thurow	3,000		85,634		88,634	*

All directors and executive officers as a group (17 persons, consisting of 11 officers and 6 non-employee directors)(8)	5,121,064		5,028,814		10,149,878	2.7%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. For each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after November 26, 2004. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(4)	The percent ownership for each shareholder on November 26, 2004 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 376,235,111 shares (the number of shares of our common stock outstanding on November 26, 2004) plus any shares acquirable (including stock options exercisable) by that shareholder within 60 days after November 26, 2004.

(5)	Capital Research and Management Company filed with the SEC on November 15, 2004 a Form 13F-HR reporting the above stock ownership as of September 30, 2004. Capital Research and Management Company reports that it has no voting authority with respect to 27,061,666 shares and shared investment discretion with The Capital Group Companies, Inc. with respect to 27,061,666 shares.

(6)	FMR Corp., or FMR, filed with the SEC on November 15, 2004 a Form 13F-HR reporting the above stock ownership as of September 30, 2004. FMR reports that it has sole voting authority with respect to 3,543,116 shares. FMR also reports that it has shared investment discretion with each of Fidelity Management & Research Company and FMR Co., Inc. with respect to 46,591,882 shares, shared investment discretion with Fidelity Management Trust Company with respect to 2,510,634 shares, and shared investment discretion with Strategic Advisers Incorporated with respect to 149,522 shares.

(7)	Includes 1,108,709 shares held by Mr. Stata’s wife, 400,277 shares held in trusts for the benefit of Mr. Stata’s children and 2,487,588 shares held in charitable lead trusts, as to which Mr. Stata disclaims beneficial ownership.

(8)	All directors and executive officers as a group disclaim beneficial ownership of a total of 3,996,574 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of eight members, three of whom are Class I directors (with terms expiring at the 2006 annual meeting), two of whom are Class II directors (with terms expiring at the 2007 annual meeting), and three of whom are Class III directors (with terms expiring at the 2005 annual meeting).

      At the 2005 annual meeting, shareholders will have an opportunity to vote for the nominees for Class III directors, John L. Doyle, Christine King and Ray Stata. Mr. Doyle is currently serving as a Class III director and has been a director since 1987. Ms. King is currently serving as a Class III director and has been a director since June 2003. Mr. Stata is currently serving as a Class III director and has been a director since 1965. The persons named in the enclosed proxy card will vote to elect these three nominees as Class III directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card (whether executed by you or through Internet or telephonic voting) to that effect. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

      The following paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominees for Class III directors. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she serves as a director. Information about the number of shares of common stock beneficially owned by each director, directly or indirectly, as of November 26, 2004, appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

      There are no family relationships among any of the directors and executive officers of Analog.

Nominees for Class III Directors (Terms Expire at the 2008 Annual Meeting)

JOHN L. DOYLE, Director since 1987

      Mr. Doyle, age 73, has been self-employed as a technical consultant since September 1991. He was employed formerly by the Hewlett-Packard Company, a provider of technology solutions, where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development from 1981 to 1984. Mr. Doyle also serves as a director of Xilinx, Inc.

CHRISTINE KING, Director since June 2003

      Ms. King, age 55, has been President and Chief Executive Officer of AMI Semiconductor, Inc., a designer and manufacturer of customer specific integrated mixed signal semiconductor products, since September 2001. From September 2000 to September 2001, Ms. King served as Vice President of Semiconductor Products for IBM Microelectronics, a provider of semiconductor products and services, foundry expertise and standard processor components. From September 1998 to September 2000, Ms. King was Vice President of the Networking Technology Business Unit for IBM. Ms. King also served as Vice President of Marketing and Field Engineering at IBM from June 1995 to September 1998 and Manager of ASIC Products at IBM from March 1992 to June 1995. Ms. King also serves as a director of AMI Semiconductor, Inc.

RAY STATA, Chairman of the Board of Directors; Director since 1965

      Mr. Stata, age 70, has served as our Chairman of the Board of Directors since 1973. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. Mr. Stata also serves as a trustee of the Massachusetts Institute of Technology, commonly known as MIT.

      Our Board of Directors recommends that you vote FOR the election of Messrs. Doyle and Stata and Ms. King.

Class II Directors (Terms to Expire at the 2007 Annual Meeting)

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

      Mr. Fishman, age 59, has been our President and Chief Executive Officer since November 1996 and he served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also serves as a director of Cognex Corporation and Xilinx, Inc.

F. GRANT SAVIERS, Director since 1997

      Mr. Saviers, age 60, has been retired since August 1998. He served as Chairman of the Board of Adaptec, Inc., a provider of high-performance input/output products, from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation, a computer manufacturer, for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation.

Class I Directors (Terms Expire at the 2006 Annual Meeting)

JAMES A. CHAMPY, Director since March 2003

      Mr. Champy, age 62, has been a Vice President of Perot Systems Corporation, a technology services and business solutions company, since 1996. Mr. Champy also serves as a trustee of MIT.

KENTON J. SICCHITANO, Director since March 2003

      Mr. Sicchitano, age 60, has been retired since June 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his thirty-one year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/ Business Advisory Services and the Global Managing Partner responsible for Audit/ Business Advisory, Tax/ Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. Mr. Sicchitano is a certified public accountant.

LESTER C. THUROW, Director since 1988

      Mr. Thurow, age 66, has been a Professor of Management and Economics at MIT since 1968 and, from 1987 to 1993, was the Dean of MIT’s Sloan School of Management. Mr. Thurow also serves as a director of E*TRADE Group, Inc. and Taiwan Semiconductor Manufacturing Company Limited.

CORPORATE GOVERNANCE

General

      We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its shareholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the Securities and Exchange Commission and the New York Stock Exchange, or NYSE.

      Based on this review, in January 2005, our Board of Directors adopted a restated charter for our Audit Committee. You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics in the “Corporate Governance” section of www.analog.com or by writing to:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

Determination of Independence

      Under current NYSE rules, a director of Analog only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Analog (either directly or as a partner, shareholder or officer of an organization that has a relationship with Analog). Our Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with Analog. Under these guidelines, a director is not considered to have a material relationship with Analog if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, Analog for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company which is indebted to Analog, or to which Analog is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•	is a director of another company that does business with Analog, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of Analog with respect to such other company; or

•	serves as an executive officer of a charitable organization, unless Analog’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

      Ownership of a significant amount of Analog’s stock, by itself, does not constitute a material relationship.

      For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board of Directors who are independent (as defined above).

      Our Board of Directors has determined that none of Messrs. Champy, Doyle, Saviers, Sicchitano or Thurow or Ms. King has a material relationship with Analog and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

      Shareholders of record of Analog may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog’s proxy card for the shareholders meeting at which his or her election is recommended.

      Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of ADI’s common stock for at least one year as of the date such recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee” c/o Analog Devices Corporate Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

      Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2006 annual meeting?” contained elsewhere in this proxy statement.

      In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Analog’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Communications from Shareholders and Other Interested Parties

      The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog’s internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

      Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which Analog tends to receive repetitive or duplicative communications.

      Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to John L. Doyle, Chairman of the Nominating and Corporate Governance Committee, c/o Analog Devices Corporate Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062.

Board of Directors Meetings and Committees

      The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its shareholders. Subject to oversight by the Compensation Committee, the Board selects, evaluates and provides for the succession of executive officers and, the Board nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices and elects individuals to fill any vacancies on the Board. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of company activity through regular written reports and presentations at Board and committee meetings.

      The Board of Directors met nine times in fiscal 2004 (including five teleconference meetings). During fiscal 2004, each of our directors that served as a director during fiscal year 2004 attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member during the period of time on which he or she served on such committee. The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices. They do not participate in any meeting at which their compensation is evaluated. All members of all committees are non-employee directors.

      Our Board of Directors has appointed Mr. Doyle “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE.

      Our Corporate Governance Guidelines set forth our policy that, effective January 2004, directors should attend annual meetings of shareholders. Seven of our eight directors attended the 2004 annual meeting of shareholders.

Audit Committee

      The current members of our Audit Committee are Messrs. Sicchitano (Chair), Doyle and Thurow. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano, Doyle and Thurow is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that each of Messrs. Sicchitano and Doyle has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Doyle or Thurow serves on the audit committees of more than two other public companies. The Audit Committee met eight times during fiscal 2004 (including four teleconference meetings). The responsibilities of our Audit Committee and its activities during fiscal 2004 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee

      The current members of the Compensation Committee are Messrs. Saviers (Chair) and Champy. The Board has determined that each of Messrs. Champy and Saviers is independent as defined under the rules of the NYSE. Our Compensation Committee held four meetings during fiscal 2004. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and makes recommendations to our Board of Directors regarding the salaries and bonuses of our other executive officers and the compensation of our directors. The Compensation Committee oversees the evaluation of management by the Board of Directors. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees. The responsibilities of our Compensation Committee and its activities during fiscal 2004 are described in the Report of the Compensation Committee contained in this proxy statement.

Nominating and Corporate Governance Committee

      The current members of the Nominating and Corporate Governance Committee are Mr. Doyle (Chair) and Ms. King. The Board has determined that each of Mr. Doyle and Ms. King is independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s annual review of succession planning with respect to senior executives. The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Committee did not retain any such advisers or consultants during fiscal year 2004. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held three meetings during fiscal year 2004.

Report of the Audit Committee

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of Analog’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent auditors to discuss our internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee met to review and discuss with management the audited financial statements contained in the Annual Report on Form 10-K and the quarterly financial statements during fiscal 2004, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors. The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors’ fees. The Audit Committee operates under a written charter adopted by our Board of Directors that is attached as Appendix A to this proxy statement.

      The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that each of

Messrs. Sicchitano and Doyle has accounting and/or related financial management expertise as required under the rules of the NYSE.

      The Audit Committee held eight meetings (including four teleconference meetings) during the fiscal year ended October 30, 2004. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, our internal auditors and our independent auditors, Ernst & Young LLP.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors (i) the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380), and (ii) the auditors’ independence from Analog Devices and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of the provision of non-audit services by the independent auditors with the auditors’ independence.

      Based on its review and discussions, the Audit Committee recommended to our Board of Directors (and the Board of Directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2004. The Audit Committee and Board of Directors also have recommended, subject to ratification by the shareholders, the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending October 29, 2005.

Audit Committee,

Kenton J. Sicchitano, Chairman
John L. Doyle
Lester C. Thurow

Independent Registered Public Accounting Firm Fees and Other Matters

      The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended October 30, 2004 and November 1, 2003.

	Fiscal 2004	Fiscal 2003

Audit Fees	$1,533,000	$1,477,000
Audit-Related Fees	211,000	156,000
Tax Fees	821,000	639,000
All Other Fees	—	—

Total Fees	$2,565,000	$2,272,000

Audit Fees

      These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

      These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, specific internal control process reviews and consultations regarding accounting and financial reporting.

Tax Fees

      These are fees billed for professional services related to tax returns for our expatriates, international tax returns, tax advice and assistance with international tax audits.

Audit Committee’s Pre-approval Policy and Procedures

      The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog by the independent auditors during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to Analog.

      If the cost of any service exceeds the pre-approved monetary limit, such service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all such individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all such individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of such items with a request for approval of any amounts to be incurred in excess of $40,000.

      The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal year 2004, no services were provided to Analog by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

Directors’ Compensation

Fees

      During fiscal year 2004, we paid each non-employee director an annual retainer of $40,000. We also paid an annual retainer of $10,000 to the Chair of the Audit Committee and $5,000 to the Chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee. We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his or her fees, and gains realized upon exercise of certain stock options, under the Deferred Compensation Plan. See “Information About Executive Compensation — Deferred Compensation Plan.”

Stock Options

      Under our 1998 stock option plan, each non-employee director is granted annually a non-statutory stock option to purchase 18,000 shares of our common stock at an exercise price per share equal to the fair market value per share on the date of grant. These grants are made on the same date as annual grants are made to our executive officers. The options are exercisable, subject to continued service on our Board of Directors, in three equal annual installments on each of the first, second and third anniversaries of the grant date.

      On December 10, 2003, we granted to each non-employee director options for the purchase of 18,000 shares of our common stock at an exercise price of $45.27 per share.

      Following the end of fiscal year 2004, on December 7, 2004, we granted stock options to each non-employee director for the purchase of 18,000 shares of our common stock at an exercise price of $37.70 per share.

Certain Relationships and Related Transactions

      During fiscal year 2004, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $221,074 and a cash bonus of $121,747. On December 10, 2003, we granted a stock option to Mr. Stata for the purchase of 50,000 shares of our common stock at an exercise price of $45.27 per share. Following the end of fiscal year 2004, on December 7, 2004, we granted a stock option to Mr. Stata for the purchase of 50,000 shares of our common stock at an exercise price of $37.70 per share. Each of these options are exercisable in three equal installments on each of the third, fourth and fifth anniversaries of the grant date. In fiscal 2004, the amount of interest credited with respect to Mr. Stata’s deferred compensation balance in our Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate (5.82%) was $579,092.

      During fiscal year 2004, we had a contract with Fidelity Employer Services Company LLC (FESCO), Fidelity Institutional Retirement Services Company (FIRSCO), and Fidelity Brokerage Services LLC (FBS) to provide payroll and benefits administration, Deferred Compensation Plan administration, 401(k) plan administration, and stock plan administration. Fidelity Management Trust Company (FMTC) serves as trustee with respect to the assets of our 401(k) plan and Deferred Compensation Plan. We paid fees for these services totaling approximately $2.6 million in fiscal year 2004. Additionally, fees are paid by plan participants in the form of commissions and brokerage fees generated on various transactions. FESCO, FIRSCO, FBS and FMTC are subsidiaries of FMR Corp. and, as of September 30, 2004, FMR Corp. beneficially owned more than five percent of our common stock.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation

      The following table contains certain information required under applicable rules of the SEC about the compensation for each of the last three fiscal years of our chief executive officer and our four other most highly compensated executive officers who were serving as executive officers on October 30, 2004:

Summary Compensation Table

					Long-term
					Compensation
					Awards
	Annual Compensation(1)
					Number of
				Other	Securities
				Annual	Underlying	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Options	Compensation
Principal Position	Year	($)(2)	($)(2)	($)(3)	(4)	($)(5)(6)

Jerald G. Fishman	2004	930,935	688,892	1,269,414	400,000	65,165
President and Chief	2003	930,935	40,728	2,438,272	—	65,165
Executive Officer	2002	850,374	—	3,814,670	1,030,000	65,015

Brian P. McAloon	2004	430,219	238,771	151,241	65,000	30,115
Vice President, DSP	2003	430,219	13,444	264,878	669	30,115
and System Products Group	2002	392,988	—	425,826	160,000	27,509

Joseph E. McDonough	2004	403,477	223,930	197,105	65,000	31,676
Vice President, Finance	2003	403,477	12,609	400,626	—	28,243
and Chief Financial	2002	368,561	—	680,617	160,000	27,799
Officer

Robert R. Marshall	2004	341,250	189,788	—	65,517	72,005
Vice President, Worldwide	2003	315,000	9,844	—	382	58,388
Manufacturing	2002	282,040	—	—	160,683	46,368

Robert P. McAdam	2004	340,750	189,533	—	65,517	75,677
Vice President and General	2003	313,000	9,844	—	278	55,220
Manager, Analog Semiconductor	2002	282,040	—	—	160,683	46,435
Components

(1)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits comprised less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the named executive officer for such year.

(2)	Reflects compensation earned by the named executive officers in the fiscal years presented, including amounts deferred at the election of these officers pursuant to our Deferred Compensation Plan. See “— Deferred Compensation Plan.”

(3)	These amounts relate to interest earned under investment options on deferred compensation balances only to the extent that rates exceeded 120% of the applicable federal long-term rate, or AFR. The average interest rate earned for fiscal year 2004 was 6.79% and 120% of the average AFR for fiscal year 2004 was 5.82%.

(4)	Each option has an exercise price equal to the fair market value of our common stock on the date of grant and generally becomes exercisable, subject to the optionee’s continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the date of grant or in four equal installments, on each of the second, third, fourth and fifth anniversaries of the date of the grant.

(5)	Reflects amounts contributed or accrued by us in each fiscal year for Messrs. Fishman, McAloon and McDonough under our retirement arrangements, including the amount we credited the account of these participants in our deferred compensation plan. The amount is equal to 7% of the greater of (1) the amount of compensation deferred during the calendar year or (2) the participant’s compensation for that calendar year in excess of the compensation limit that applies for the calendar year under The Investment

Partnership Plan of Analog Devices. See “— Deferred Compensation Plan.” Also includes $3,433 paid to Mr. McDonough in fiscal 2004 and $5,489 paid to Mr. Fishman in fiscal 2002 in connection with our Employee Service Award Program.

(6)	With respect to Messrs. Marshall and McAdam, these amounts primarily consist of pension related costs. Also includes $3,672 paid to Mr. McAdam in fiscal 2004 and $3,168 paid to Mr. Marshall in fiscal 2003 in connection with our Employee Service Award Program.

Option Grants in Fiscal 2004

      The following contains information required under applicable SEC rules regarding stock options granted during fiscal year 2004 to our named executive officers:

Option Grants in Last Fiscal Year

			Percent of
			Total			Potential Realizable Value at
	Number of		Options			Assumed Annual Rates of
	Securities		Granted to	Exercise		Stock Price Appreciation for
	Underlying		Employees	Price per		Option Term (5)
	Options		in Fiscal	Share	Expiration
Name	Granted		Year (3)	($)(4)	Date	5% ($)	10% ($)

Jerald G. Fishman	400,000	(1)	3.10%	$45.27	12/10/13	$11,388,024	$28,859,488

Brian P. McAloon	65,000	(1)	0.50%	$45.27	12/10/13	$1,850,554	$4,689,667

Joseph E. McDonough	65,000	(1)	0.50%	$45.27	12/10/13	$1,850,554	$4,689,667

Robert R. Marshall	65,000	(1)	0.50%	$45.27	12/10/13	$1,850,554	$4,689,667
	517	(2)	0.00%	$48.41	6/01/14	$15,740	$39,888

Robert P. McAdam	65,000	(1)	0.50%	$45.27	12/10/13	$1,850,554	$4,689,667
	517	(2)	0.00%	$48.41	6/01/14	$15,740	$39,888

(1)	Represents options granted on December 10, 2003. Each option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the grant date.

(2)	Represents options granted on June 1, 2004. Each option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, on the second anniversary of the date of grant.

(3)	Calculated based on stock options to purchase an aggregate of 12,888,020 shares of our common stock granted under our 1998 stock option plan and 2001 broad-based stock option plan to employees and directors during fiscal year 2004.

(4)	The exercise price per share is equal to the fair market value per share of our common stock on the date of grant.

(5)	Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of exercises.

      Following the end of fiscal year 2004, on December 7, 2004, we granted stock options for the purchase of 400,000 shares of our common stock to Mr. Fishman and stock options for the purchase of 65,000 shares of our common stock to each of Messrs. McAloon, McDonough, Marshall and McAdam at an exercise price of $37.70 per share. The options are exercisable in three equal installments on each of the third, fourth and fifth anniversaries of the grant date.

Aggregated Option Exercises During Fiscal 2004 and Fiscal Year-End Option Values

      The following table contains information required under applicable SEC rules concerning the exercise of stock options during the fiscal year ended October 30, 2004 by each of our named executive officers and the number and value of unexercised options held by each of our named executive officers on October 30, 2004:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at Fiscal	In-the-Money Options at
			Year-End (#)	Fiscal Year-End ($)(2)
	Shares Acquired	Value
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)(1)	Unexercisable	Unexercisable

Jerald G. Fishman	740,000	31,264,571	1,498,964 / 1,905,000	32,159,607 / 9,940,750
Brian P. McAloon	98,136	4,291,881	218,121 / 319,003	3,954,902 / 1,770,833
Joseph E. McDonough	45,667	1,900,025	144,930 / 301,667	1,752,000 / 1,644,237
Robert R. Marshall	10,000	466,912	343,286 / 302,566	8,334,509 / 1,645,337
Robert P. McAdam	50,000	2,146,825	433,286 / 302,462	11,376,659 / 1,645,038

(1)	Value represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value of unexercised in-the-money options represents the difference between the closing price per share of our common stock on October 29, 2004, the last trading day of fiscal year 2004 ($40.26), and the exercise price per share of the stock option, multiplied by the number of shares subject to the stock option.

Pension Plan

      Messrs. Marshall and McAdam are the only executive officers named in the Summary Compensation Table included in this proxy statement who participate in a defined-benefit plan.

The Analog Devices B. V. Executive Pension Scheme

      The Analog Devices B. V. Executive Pension Scheme is a defined-benefit pension plan covering all permanent, full-time executive employees of our Irish subsidiaries. This pension plan has the following features:

      A participant will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary”, multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is defined as the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or earlier termination date. “Pensionable salary” is defined at any date as the salary on that date less an amount equal to one and one-half times the Contributory Old Age Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is defined as the period of service of the participant with us up to the normal retirement date, the date of earlier retirement or the date of terminating service with us. For senior executives retiring at age 60, pensionable service is defined as if service continued to age 65. The normal retirement date under the pension plan is defined as the last day of the month in which a participant attains his or her 65th birthday. For senior executives, the retirement age under the pension plan is 60.

Pension Plan Table(1)(2)

Annual Estimated Benefits Provided by
The Analog Devices B. V. Executive Pension Scheme

	Years of Service

Remuneration	15	20	25	30	35

$125,000	$36,338	$45,423	$54,507	$63,592	$72,676
150,000	44,672	55,839	67,007	78,175	89,343
175,000	53,005	66,256	79,507	92,759	106,010
200,000	61,338	76,673	92,007	107,342	122,676
225,000	69,672	87,089	104,507	121,925	139,343
250,000	78,005	97,506	117,007	136,509	156,010
300,000	94,672	118,339	142,007	165,675	189,343
400,000	128,005	160,006	192,007	224,009	256,010
450,000	144,672	180,839	217,007	253,175	289,343
500,000	161,338	201,673	242,007	282,342	322,676

(1)	For the purpose of calculating the amounts shown in the table, we have assumed that the participants in the specified ranges are senior executives who retired on October 30, 2004 at the age of 60 and that all payments were made on a straight life annuity basis. These payments are not subject to any further deduction for social security benefits or other offset amounts.

(2)	Each of Messrs. Marshall and McAdam had approximately 25 years of credited service under this pension plan as of October 30, 2004, and are considered senior executives for the purposes of the pension plan. As part of their employment arrangements with us, Messrs. Marshall and McAdam will be, in the event that they retire at age 60, entitled to have their pension benefits increased to the maximum amount payable under the pension plan (which is two-thirds of final pensionable salary). However, their benefits under the pension plan will be pro rated based on their years of service with us if they retire prior to age 60. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table included in this proxy statement.

Option Program Description

      Our stock option program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We have two plans under which we currently grant stock options:

1. The 1998 Stock Option Plan, as amended, under which officers, directors and employees of Analog are granted options to purchase shares of our common stock; and

2. The 2001 Broad-Based Stock Option Plan, as amended, under which options to purchase shares of our common stock may be granted to all employees, consultants and advisors of Analog, other than officers or directors.

      Substantially all of our employees participate in one or both of these plans. Generally, stock options vest in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant, and all options have a term of ten years. Our option plans do not permit us to grant options at exercise prices that are below the fair market value of our common stock as of the date of grant. We believe that these plans are critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

      We have a goal to keep the dilution related to our option program to a long-term average of approximately 3% annually. The dilution percentage is calculated as the total number of shares of common stock underlying new option grants for the year, net of options forfeited by employees leaving Analog, divided by total outstanding shares of our common stock.

      All stock option grants to executive officers and directors can be made only from shareholder-approved plans and are made after a review by, and with the approval of, the Compensation Committee of our Board of Directors. All members of the Compensation Committee are independent directors, as that term is defined in the applicable rules for issuers traded on the New York Stock Exchange.

      In December 2002, our Board of Directors adopted an amendment to each of our 2001 Broad-Based Stock Option Plan and our 1998 Stock Option Plan to provide that the terms of outstanding options under these plans may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

      The following tables provide information relating to option grants during our last five fiscal years, option activity during fiscal year 2004 and options outstanding as of October 30, 2004:

Employee and Executive Option Grants

	As of the End of Fiscal Year

	Five
	Year
	Avg.	2004	2003	2002	2001	2000

Net grants during the period as a percentage of outstanding shares	3.6%	2.9%	0%	7.1%	4.3%	4.0%
Grants to our named executive officers during the period as a percentage of total options granted	5.6%	5.1%	0.1%	5.1%	5.8%	6.9%
Grants to our named executive officers during the period as a percentage of outstanding shares	0.2%	0.2%	0%	0.4%	0.3%	0.3%
Cumulative options held by our named executive officers as a percentage of total options outstanding	7.6%	7.2%	7.1%	6.9%	7.9%	9.6%

Summary of Option Activity — Fiscal 2004

		Options Outstanding

		Number of	Weighted
		Shares	Average
	Shares Available	Underlying	Exercise
	for Options (#)	Options (#)	Price ($)

November 1, 2003	44,591,618	78,564,423	$26.66
Grants	(12,888,020)	12,888,020	$45.38
Exercises	—	(9,030,730)	$12.44
Cancellations	2,145,636	(2,145,636)	$34.54

October 30, 2004	33,849,234	80,276,077	$31.00

In-the-Money and Out-of-the-Money Option Information as of October 30, 2004

	Exercisable			Unexercisable			Total

			Wtd. Avg.			Wtd. Avg.			Wtd. Avg.
			Exercise			Exercise			Exercise
	Shares(#)%		Price ($)	Shares(#)%		Price ($)	Shares(#)%		Price ($)

In-the-Money	27,548,246	84	$17.18	15,593,621	33	$23.87	43,141,867	54	$19.60
Out-of-the-Money(1)	5,139,501	16	$46.88	31,994,709	67	$43.83	37,134,210	46	$44.25

Total Options Outstanding	32,687,747	100	$21.85	47,588,330	100	$37.29	80,276,077	100	$31.00

(1)	Out-of-the-money options are those options with an exercise price equal to or above the closing price per share of our common stock on October 29, 2004, the last trading day of fiscal year 2004 ($40.26).

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information as of October 30, 2004 about the securities authorized for issuance under our equity compensation plans, consisting of our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our Restated 1994 Director Option Plan, our Restated 1988 Stock Option Plan, our 1992 Employee Stock Purchase Plan, our 1998 International Employee Stock Purchase Plan and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)	(b)	(c)

			Number of Securities
		Weighted-average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under
	Issued Upon Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights(1)	and Rights	Reflected in Column(a))

Equity compensation plans approved by shareholders	52,749,904	$29.69	13,041,497(2)
Equity compensation plans not approved by shareholders(3)	27,434,795	$33.60	22,812,347(4)

Total	80,184,699	$31.03	35,853,844(5)

(1)	This table excludes an aggregate of 91,378 shares issuable upon exercise of outstanding options assumed by Analog in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $5.27.

(2)	Includes 1,424,923 shares issuable under our 1992 Employee Stock Purchase Plan, of which up to 429,302 shares are issuable in connection with the current offering period ending June 1, 2005.

(3)	Issued pursuant to our 2001 Broad-Based Stock Option Plan, which does not require the approval of shareholders and has not been approved by our shareholders.

(4)	Includes 303,322 shares issuable under our 1998 International Employee Stock Purchase Plan, of which up to 75,291 shares are issuable in connection with the current offering period ending June 1, 2005; and 276,365 shares issuable under our Employee Service Award Program.

(5)	Includes 1,728,245 shares issuable under our employee stock purchase plans, of which up to 504,593 shares are issuable in connection with the current offering periods ending June 1, 2005; and 276,365 shares issuable under our Employee Service Award Program.

2001 Broad-Based Stock Option Plan

      In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan pursuant to which non-statutory stock options for up to 50,000,000 shares of common stock may be granted to employees, consultants or advisors of Analog and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the SEC on January 29, 2003. In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

      Our Board of Directors is authorized to administer the 2001 plan. Our Board of Directors is authorized to adopt, amend and repeal the administrative rules relating to the 2001 plan and to interpret the provisions of the 2001 plan. Our Board of Directors may amend, suspend or terminate the 2001 plan at any time. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the 2001 plan.

      Our Board of Directors and our Compensation Committee have the authority to select the recipients of options under the 2001 plan and determine (1) the number of shares of common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically in annual installments of 33 1/3% on each of the third, fourth and fifth anniversaries of the date of the grant), (3) the exercise price of options (which may not be less than the fair market value of the common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years).

      If any option granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by that option will again be available for grant under the 2001 plan. No option may be granted under the 2001 plan after December 5, 2011, but options previously granted may extend beyond that date.

      Our Board of Directors is required to make appropriate adjustments in connection with the 2001 plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 plan also contains provisions addressing the consequences of any Reorganization Event or Change in Control (as those terms are defined in the 2001 plan).

      If a Reorganization Event occurs, the 2001 plan requires our Board of Directors to provide that all the outstanding options are assumed, or equivalent options substituted, by the acquiring or succeeding entity, and if not, all then unexercised options, would become exercisable in full and would terminate immediately prior to the consummation of the Reorganization Event. If those options are assumed or replaced with substituted options, they would continue to vest in accordance with their original vesting schedules. If the Reorganization Event also constitutes a Change in Control, one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options, provided that any remaining unvested options held by an optionee would vest and become exercisable in full if, on or prior to the first anniversary of the Change in Control, such optionee’s employment is terminated without Cause or for Good Reason (as those terms are defined in the 2001 plan).

1998 International Employee Stock Purchase Plan

      The 1998 International Employee Stock Purchase Plan, as amended to date, or the International ESPP, was adopted by the Board of Directors in June 1998 and most recently amended by the Board in May 2002. The International ESPP is intended to provide a method whereby employees of subsidiary corporations of ADI residing in countries other than the United States have the opportunity to acquire shares of common stock of ADI. There are a total of 1,000,000 shares of ADI common stock authorized for issuance under the International ESPP, of which 696,678 shares have been issued as of the date of this proxy statement.

      The Board of Directors has appointed the Compensation Committee of the Board to administer the International ESPP. The Compensation Committee is authorized to interpret the provisions of the International ESPP and adopt rules relating to its administration, subject to the final jurisdiction of the Board of Directors. The Board of Directors may at any time terminate or amend the International ESPP. Unless extended by the Board of Directors, the International ESPP will terminate on June 1, 2008.

      The International ESPP permits eligible employees to purchase during one or more offering periods shares of ADI common stock. An offering period generally extends for twelve months; however, the Board of Directors or the Compensation Committee may in its discretion choose a different period of fewer than twelve months. The purchase price per share under the International ESPP is equal to the lower of 85% of the composite closing price of a share of ADI common stock as reported on the NYSE on the offering commencement date or the offering termination date. Under the International ESPP, employees may authorize ADI to withhold up to 10% of their annual base salary (or, in the case of an offering of less than twelve months, up to 10% of their base salary for each payroll period in that offering period) to purchase shares under the International ESPP, subject to certain limitations.

      The Board of Directors is required to make appropriate adjustments with respect to the International ESPP in the event of a change in the outstanding shares of common stock of ADI by reason of a stock dividend, subdivision, combination or exchange of shares, recapitalization or other similar event. The International ESPP also contains provisions addressing the consequences of a merger or consolidation of ADI or a sale of assets of ADI.

Employee Service Award Program

      The Employee Service Award Program, or the Program, is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees of ADI who are not executive officers are eligible to receive these awards in the form of ADI common stock. Executive officers of ADI receive these awards in cash in lieu of stock. The awards are granted to employees starting with the employee’s tenth anniversary of employment with ADI and thereafter at the end of each subsequent five-year period of employment with ADI. The value of the award at the employee’s tenth anniversary with ADI is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share of ADI common stock as reported on the NYSE on a specified date. The Board of Directors may terminate, amend or suspend the Program at any time in its discretion.

Severance and Other Agreements

      We have employee retention agreements with each of our 11 current executive officers and with 44 additional key managers providing for severance benefits in the event of termination within 24 months following a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if (1) we terminate the employee (other than termination for “cause”), or (2) the employee terminates his or her employment for “good reason” (as defined in his or her retention agreement) within 24 months after a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if an employee is terminated (other than for “cause”) within 12 months after a change in control that was not approved by our Board of Directors. The retention agreements do not provide for severance benefits in the event of an employee’s death or disability. Each retention agreement provides that, in the event of a potential change in control (as defined in each retention agreement), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of the potential change in control. The retention agreements are automatically renewed each year unless we give the employee three months’ notice that his or her agreement will not be extended.

      The retention agreements provide for the following severance benefits: (1) a lump-sum payment equal to 200% (299% in the case of 11 of the 55 employees who are parties to the agreements, including Messrs. Fishman, McAloon, McDonough, Marshall and McAdam) of the sum of the employee’s annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination, and (2) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, if payments to the employee under his or her retention agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, the retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code.

      On June 21, 2000, our Board of Directors authorized and approved an amendment to all of the outstanding unvested stock options granted to our President and Chief Executive Officer, Jerald G. Fishman. The amendment also applies to any future stock options we may grant Mr. Fishman and provides for the accelerated vesting of all of Mr. Fishman’s unvested stock options if (1) we terminate Mr. Fishman’s employment with us without “cause,” or (2) Mr. Fishman terminates his employment with us for “good reason,” as each of those terms is defined in a letter agreement between us and Mr. Fishman dated June  21, 2000.

      For other employees and senior management who are not parties to retention agreements, we have change in control policies in place that provide for lump-sum severance payments, based on length of service with us, in the event of the termination of his or her employment under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary. In addition to this payment, senior management employees with at least 21 years of service receive an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination. In addition to the agreements and policies described above, certain of our stock option and restricted stock awards provide for immediate vesting of some or all outstanding awards upon any change in control (as defined in the plans) of Analog Devices.

Deferred Compensation Plan

      Our executive officers and directors, along with a group of management and engineering employees, are eligible to participate in the Analog Devices Deferred Compensation Plan, or Deferral Plan. The Deferral Plan is administrated by the Deferred Compensation Committee. The current members of the Deferred Compensation Committee are Messrs. Sicchitano (Chair) and Doyle and Ms. King. The Board has determined that each of the current members of the Deferred Compensation Committee is independent as defined under the rules of the NYSE. None of the members of the Deferred Compensation Committee is a participant in the Deferral Plan.

      The Deferral Plan was established to provide participants with the opportunity to defer the receipt of all or any portion of their compensation, including gains on stock options and restricted stock granted before July 23, 1997. Under the Deferral Plan, only the payment of the compensation earned by each participant is deferred and there is no deferral of the expense in Analog’s financial statements related to the participants’ earnings. These earnings are expensed by Analog in the year in which they are earned by the participants.

      Under the Deferral Plan, we credit each participant’s account with earnings each year on the deferred amounts. These earnings represent the amounts that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant), including a fixed-rate investment option, that are available under the Deferral Plan. The majority of the funds in the Deferral Plan are invested in the fixed-rate investment option that provides for a return based on the Moody’s Baa index.

      In addition, for each calendar year, we credit the account of each participant with a contribution designed to approximate the additional contribution that would have been made under The Investment Partnership Plan for the participant if certain limitations under the Internal Revenue Code did not exist. This contribution is equal to 7% of the greater of (1) the amount of compensation deferred during that calendar year or (2) the participant’s compensation for that calendar year in excess of the compensation limit that applies under The Investment Partnership Plan of Analog Devices. The compensation limit that applies under The Investment Partnership Plan for calendar year 2005 is $210,000.

      Participants who terminate their employment with us due to retirement, disability or death will be paid their Deferral Plan balance in a lump sum or in installments over ten or fewer years. Participants who terminate their employment with us for any other reason will receive payment of their Deferral Plan balance in the form of a lump sum.

Report of the Compensation Committee

      Our executive compensation program is designed to attract, retain and reward the executives responsible for leading us toward the achievement of our business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants. All compensation for executive officers is reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal year 2004 as they affected each of our executive officers.

Compensation Philosophy

      Our executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to our current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of our shareholders. Our philosophy has been in recent years to increase the proportion of total compensation for executive officers attributable to variable compensation.

      Our compensation policy seeks to relate compensation with our financial performance and business objectives. We reward individual performance and also tie a significant portion of total executive compensation to the annual and long-term performance of Analog Devices. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

      The Compensation Committee has retained Watson Wyatt as its compensation consultant to assist, among other things, in establishing annual compensation levels for executive officers.

Executive Compensation Program

      Annual compensation for our executives consists of three principal elements: base salary, bonus, and equity ownership in the form of stock options.

•	Cash Compensation

Annual cash compensation consists of two elements: base salary and bonus. In setting the annual cash compensation for our executives, the Compensation Committee reviews compensation for comparable positions in a group of seven peer companies selected by the Compensation Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. We also regularly compare our pay practices with other leading companies through reviews of survey data and information gleaned from the public disclosure filings of publicly-traded companies.

Increases in annual base salary are based on an evaluation of the performance of the operation or activity for which an executive has responsibility, the impact of that operation or activity on our overall performance, the skills and experience required for the job, and a comparison of these elements with similar elements for other executives both within and outside Analog Devices. Generally, we seek to establish base salary levels for our executive officers that are at or above the 50th percentile for comparable officers of our peer companies.

Our executive officers and employees participate in the same bonus plan. Under that plan, bonuses are tied directly to the attainment of financial performance targets approved by our Board of Directors. In fiscal 2004, the sole bonus metric was corporate operating profit before taxes as a percentage of sales. The ratio of bonus to base salary varies significantly across the levels in our organization to reflect the ability of the individual to impact our overall performance and, generally, is higher for employees with higher base salaries.

•	Equity Ownership

Total compensation at the executive level also includes long-term incentives afforded by stock options. The purpose of our stock ownership program is to reinforce the mutuality of long-term interests between our employees and shareholders, and to assist in the attraction and retention of important key executives, managers and individual contributors, mostly engineers, who are essential to our success.

The design of our stock programs includes longer vesting periods to optimize the retention value of these options and to orient our managers to longer-term success. The first stock option grant to an employee vests in five equal installments, on each of the first, second, third, fourth and fifth anniversaries of the date of the grant. Each subsequent stock option grant generally vests in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant. Generally, if employees leave Analog Devices before completion of these vesting periods, they forfeit the unvested portions of these awards. While we believe that these longer vesting periods are in the best interest of our shareholders, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

The number of shares of common stock underlying stock option awards is generally intended to reflect the significance of the executive’s current and anticipated contributions to our overall performance. The exercise price per share of the stock options we grant is equal to the fair market value of a share of our common stock on the date of grant. Before awarding any stock option grants to our executives, the Compensation Committee reviews survey information of the stock option programs of peer companies and other companies with comparable capitalization. The value realizable from exercisable stock options depends on the extent to which our performance is reflected in the price of our common stock at any particular point in time.

Chief Executive Officer Fiscal 2004 Compensation

      Mr. Fishman, in his capacity as our President and Chief Executive Officer, is eligible to participate in the same executive compensation program available to our other senior executives. During fiscal year 2004, Mr. Fishman’s annual base salary was $930,935 and he earned a bonus of $688,892. In establishing Mr. Fishman’s compensation for fiscal 2004, the Committee took into account Mr. Fishman’s strong leadership in guiding ADI through the downturn in the semiconductor industry, his position as a leading executive in the semiconductor industry and ADI’s performance over the past fiscal year relative to its peer companies.

      The Compensation Committee set Mr. Fishman’s base salary and target bonus for fiscal 2004 at a level between the 50th and 75th percentile of the compensation level of chief executive officers of peer companies. The Committee maintained Mr. Fishman’s base salary at the same level as in fiscal 2003 as part of ADI’s continued efforts to constrain expenses during the downturn in the semiconductor industry. The Committee increased Mr. Fishman’s target bonus from 70% to 80% of base salary to offset a reduction in the number of shares subject to his annual stock option grant from 500,000 shares for his previous grant to 400,000 shares for his fiscal 2004 grant as part of ADI’s efforts to constrain annual dilution resulting from ADI’s stock option program.

      For fiscal 2004, bonuses for all employees, including Mr. Fishman, were based on objectives for the Company’s operating profit before taxes established at the beginning of the fiscal year. Based on the Company’s operating profit before taxes for the year, Mr. Fishman received a bonus, in two installments in June and December, equal to 80% of his base salary multiplied by an average payout factor of 92.5%, or $688,892.

      On December 10, 2003, we granted a stock option to Mr. Fishman for the purchase of 400,000 shares of our common stock at an exercise price of $45.27 per share. Following the end of fiscal year 2004, on December 7, 2004, we granted an annual stock option for fiscal 2005 to Mr. Fishman for the purchase of 400,000 shares of our common stock at an exercise price of $37.70 per share. The option is exercisable in three equal installments on each of the third, fourth and fifth anniversaries of the grant date.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.

The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, except cash bonus awards, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under Analog Devices’ plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Analog Devices and our shareholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee,

F. Grant Saviers, Chairman
James A. Champy

Compensation Committee Interlocks and Insider Participation

      During fiscal year 2004, Messrs. Champy and Saviers served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal year 2004, or formerly, an officer or employee of Analog or any subsidiary of Analog. No member of our Compensation Committee had any relationship with us during fiscal year 2004 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

      During fiscal year 2004, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Comparative Stock Performance Graph

      The following graph compares cumulative total shareholder return on our common stock since October 29, 1999 with the cumulative total return for the Standard & Poor’s 500 Index and the Standard & Poor’s Information Technology Sector Index. This graph assumes the investment of $100 on October 29, 1999 in our common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s Technology Sector Index and assumes all dividends are reinvested. Measurement points are the last trading day for each respective fiscal year.

(PERFORMANCE GRAPH)

			S & P INFORMATION
	ANALOG DEVICES, INC.	S & P 500	TECHNOLOGY

10/29/99	100	100	100
10/27/00	225.62	106.09	111.59
11/2/01	151.35	79.67	50.95
11/1/02	104.12	67.64	36.6
10/31/03	166.69	81.7	51.68
10/29/04	152.08	89.4	51.24

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

      Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending October 29, 2005. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2005 annual meeting, our Audit Committee will reconsider their selection of Ernst & Young LLP.

      Representatives of Ernst & Young LLP are expected to be present at the 2005 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

      Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2005 fiscal year.

PROPOSAL 3 — SHAREHOLDER PROPOSAL TO ESTABLISH A POLICY OF

EXPENSING STOCK OPTION GRANTS

      The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, has submitted the following proposal for inclusion in our proxy statement for our 2005 annual meeting of stockholders and has notified us of its intent to present this proposal for consideration at our 2005 annual meeting of shareholders. The Pension Fund has advised us that it is the beneficial owner of approximately 6,100 shares of Analog Devices Common Stock:

      RESOLVED, that the shareholders of Analog Devices, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all stock options issued by the Company.

Union’s Supporting Statement

      Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffet wrote in a New York Times Op-Ed piece on July 24, 2002:

•	There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

•	For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

•	Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free...

•	When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

      Bear Stearns recently reported that more than 483 companies are expensing stock options or have indicated their intention to do so. 113 of these companies are S&P 500 companies, representing 41% of the index based on market capitalization. See: Bear Stearns Equity Research, February 12, 2004, “Companies that currently expense or intend to expense using the fair value method.”

      This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal over the past two proxy seasons and have received majority votes at over 45 companies, including Georgia-Pacific, Thermo Electron, Apple Computer, Intel, IBM, Novell, PeopleSoft, and Kohl’s. We urge your support for this important referendum.

Board of Directors’ Response

      Since the date on which The United Brotherhood of Carpenters Pension Fund submitted its proposal to ADI, the Financial Accounting Standards Board (FASB) issued a final statement that will require public companies, including ADI, to record stock option expense in their income statements. The requirement is effective beginning with a company’s first interim or annual reporting period that begins after June 15, 2005. Based on this recent development, our Board of Directors deems this proposal to be duplicative of the new accounting rules and believes that voluntary early compliance is unnecessary, impractical and not in the best interests of ADI’s shareholders.

      On December 16, 2004, the FASB published FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement 123(R)). Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity instruments issued. In determining the fair value of options and other equity-based awards, companies are required, under Statement 123(R), to use one of two valuation models that may involve extensive and complex analysis. ADI is in the process of reviewing and digesting Statement 123(R) and the related guidance provided by the FASB to determine which model is most appropriate for ADI. In addition, ADI is currently considering the alternative transition methods permitted by Statement 123(R) to determine which method to adopt. ADI is also evaluating the impact of the new accounting rules on its equity compensation program generally. In making these determinations, ADI will consider, among other things, the practices and approaches of other public companies throughout our industry, including our competitors, as they also move toward compliance.

      Statement 123(R) will be effective for ADI beginning on July 31, 2005, which is the first day of the fourth quarter of ADI’s 2005 fiscal year. The earliest interim period following ADI’s 2005 annual meeting of shareholders for which Statement 123(R) could be made effective on a voluntary basis is the third quarter of ADI’s 2005 fiscal year, which begins on May 1, 2005. Given the complexity of the issues, the various determinations and evaluations that ADI must make, and the imminent effective date of the new accounting rules, the Board of Directors believes that it would be neither practical nor prudent to voluntarily comply with Statement 123(R) prior to its effective date.

      ADI already provides comprehensive disclosure regarding its stock option activity to its shareholders. ADI currently accounts for its stock-based compensation costs in accordance with Generally Accepted Accounting Principles, or GAAP, as currently in effect. In addition, in its Form 10-K, ADI historically has disclosed the pro forma effect on its income statement of recognizing the “fair value” of options as determined through the use of the Black-Scholes option-pricing model. Moreover, ADI voluntarily provides expanded employee stock option disclosure in its 10-K filing with the SEC.

      In summary, ADI is taking appropriate steps to ensure that its accounting and reporting practices will comply with Statement 123(R) when it becomes effective for ADI. Until the new accounting rules become effective for ADI, ADI will continue to provide comprehensive disclosure regarding its stock option activity to its shareholders. Therefore, the Board of Directors believes this proposal to be duplicative of ADI’s existing efforts regarding this matter and that voluntary early adoption of Statement 123(R) is both impractical and unnecessary.

      Our Board of Directors believes approval of this proposal is not in the best interests of ADI and its shareholders and recommends a vote AGAINST its approval.

OTHER MATTERS

      Our Board of Directors does not know of any other matters that may come before the 2005 annual meeting. However, if any other matters are properly presented to the 2005 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

      If you own your shares of common stock of record, you may vote your shares over the Internet at www.eproxyvote.com/adi or telephonically by calling 1-877-PRX-VOTE (1-877-779-8683) and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 P.M. on March 7, 2005.

      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

NOTICE OF AMENDMENT OF BYLAWS

      On June 23, 2004, as permitted by the Massachusetts Business Corporation Act, Chapter 156D, which became effective on July 1, 2004, our Board of Directors amended Analog Devices’ bylaws to make changes to the provisions relating to quorum, voting and proxies. On December 7, 2004, our Board of Directors further amended and restated Analog Devices’ bylaws primarily to reflect various other provisions of the Massachusetts Business Corporation Act, Chapter 156D.

By Order of the Board of Directors,

MARK G. BORDEN
Clerk

January 28, 2005

      Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope (or vote your shares over the Internet or by telephone). A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

APPENDIX A

ANALOG DEVICES, INC.

AUDIT COMMITTEE CHARTER

A. Purpose

      The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors;

and to prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

B. Structure and Membership

      1. Number. The Audit Committee shall consist of at least three members of the Board of Directors.

      2. Independence. Except as otherwise permitted by the applicable rules of the New York Stock Exchange, each member of the Audit Committee shall be independent as defined by such rules and Rule 10A-3(b)(1) of the Exchange Act.

      3. Financial Literacy. Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

      4. Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

      5. Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

      6. Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual proxy statement), no member of the Audit Committee may serve on the audit committee of more than two other public companies. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for establishing and maintaining adequate internal control over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audits, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s reports.

Oversight of Independent Auditors

      1. Selection. The Audit Committee shall be directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

      2. Independence. At least annually, the Audit Committee shall assess the independent auditor’s independence. In connection with this assessment, the Audit Committee shall obtain and review a report by the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall engage in an active dialogue with the auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

      3. Quality-Control Report. At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing:

•	the firm’s internal quality-control procedures; and

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

      4. Compensation. The Audit Committee shall be directly responsible for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

      5. Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that if authorized by the Audit Committee, de minimis non-audit services may instead be approved in accordance with applicable NYSE and SEC rules.

      6. Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate:

•	receive and consider the reports required to be made by the independent auditor regarding:

—	critical accounting policies and practices;

—	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

—	other material written communications between the independent auditor and Company management.

•	review with the independent auditor:

—	any audit problems or difficulties the independent auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

—	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

—	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

—	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

Audited Financial Statements

      7. Review and Discussion. The Audit Committee shall meet to review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

      8. Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

      9. Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

      10. Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

      11. Earnings Release and Other Financial Information. The Audit Committee shall discuss generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others.

      12. Quarterly Financial Statements. The Audit Committee shall meet to review and discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Controls and Procedures

      13. Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

      14. Internal Audit Function. The Audit Committee shall coordinate the Board of Directors’ oversight of the performance of the Company’s internal audit function.

      15. Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

      16. Hiring Policies. The Audit Committee shall establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

      17. Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      18. Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

      1. Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

      2. Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

      3. Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

      4. Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

      5. Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

      6. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

      7. Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      8. Annual Self-Evaluation. At least annually, the Audit Committee shall evaluate its own performance.

SKU# ANA-PS-05

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZANA82

PROXY

ANALOG DEVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS — MARCH 8, 2005

     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Mark G. Borden, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Analog Devices, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Massachusetts 02457, on Tuesday, March 8, 2005, at 10:00 a.m. (Local Time) and at any adjournments thereof.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

     ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

UNLESS VOTING YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD
PROMPTLY

SEE REVERSE
SIDE

USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

(Continued and to be signed on reverse side)

SEE REVERSE
SIDE

ANALOG DEVICES, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O.BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.
You may also vote your shares over the Internet or by telephone.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/adi	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

If you vote your shares over the Internet or by telephone,
please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZANA81

☒	Please mark votes as in this example.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
Your Board of Directors recommends that you vote FOR proposals 1 and 2 and AGAINST proposal 3.

1.	To elect the following three (3) nominees as Class III Directors of the Company for a term of three years:

The Board of Directors recommends a vote FOR all nominees. Nominees: (01) John L. Doyle, (02) Christine King and (03) Ray Stata

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

     ☐

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.)

The Board of Directors recommends a vote FOR proposal 2.

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 29, 2005.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 3.

		FOR	AGAINST	ABSTAIN
3.	Shareholder proposal to establish a policy of expensing in the Company’s annual income statement the costs of all stock options issued by the Company.	☐	☐	☐

The shareholders will also act on any other business that may properly come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Signature:	Date:	Signature:	Date: